Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports Fourth Quarter and
Full Year 2014 Financial Results & Revises 2015 Financial Guidance

•	Reported record volume throughput for the fourth quarter and full year of 2014

•	Delivered nine consecutive quarters of distribution growth, including 2014 growth of 16.7%

•	Revised midpoint of 2015 adjusted EBITDA guidance down by 9.0% to a new midpoint of $202.5 million

•	Announced expectation for 2015 per unit distribution growth of 3.0% to 4.0%, excluding drop downs

•	Reaffirmed expectation for $400.0 million to $800.0 million in drop downs annually through 2017

The Woodlands, Texas (February 26, 2015) - Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months and year ended December 31, 2014. SMLP reported adjusted EBITDA of $48.9 million and adjusted distributable cash flow of $35.1 million for the fourth quarter of 2014 compared to $46.9 million and $35.2 million, respectively, for the fourth quarter of 2013. SMLP reported a net loss of $37.7 million for the fourth quarter of 2014 compared to net income of $21.0 million in the fourth quarter of 2013. Volume throughput averaged 1,491 MMcf/d in the fourth quarter of 2014 compared to 1,223 MMcf/d in the fourth quarter of 2013, an increase of 21.9%, primarily due to increased throughput on the Mountaineer Midstream, Bison Midstream and DFW Midstream systems.
For the year ended December 31, 2014, SMLP reported adjusted EBITDA of $193.8 million and adjusted distributable cash flow of $140.7 million compared to $164.8 million and $131.0 million, respectively, for the year ended December 31, 2013. SMLP reported a net loss of $21.2 million for the year ended December 31, 2014 compared to net income of $53.3 million for the year ended December 31, 2013. Volume throughput averaged 1,418 MMcf/d for the year ended December 31, 2014, an increase of 24.6% over 2013.
Steve Newby, President and Chief Executive Officer of SMLP commented, “SMLP reported strong fourth quarter operating performance reflecting higher year-over-year and sequential quarterly volume throughput across our Marcellus Shale, Williston Basin, and Barnett Shale segments.  Our fourth quarter 2014 adjusted distributable cash flow was impacted by the sharp deterioration of commodity prices late in the quarter. Despite these challenges, SMLP delivered its ninth consecutive quarterly distribution increase to unitholders, growing the 2014 fourth quarter distribution per limited partner unit by 16.7% over the fourth quarter of 2013.”
“As we look forward, we continue to monitor the impact of lower crude oil, NGL and natural gas prices on our customers’ capital expenditure budgets and ultimately, on our volumes and cash flows.  SMLP’s primarily fee-based contract portfolio includes a high level of contracted and growing MVCs that limit our direct commodity price exposure. Based upon 2015 pricing of $55.00 per barrel crude oil and $2.75 per MMBtu natural gas, coupled with an expected decrease in our customers’ 2015 capital expenditure budgets, we are lowering the midpoint of our previously announced 2015 adjusted EBITDA guidance by 9.0%. This revision is driven by the approximately 30% to 50% decrease in commodity prices since announcing our 2015 financial guidance in early November 2014.”
“Our strong balance sheet and large inventory of potential drop down assets at Summit Investments provides us with visible and attractive distribution growth in 2015 and over the long term. We remain committed to our strategy to acquire assets from Summit Investments, at a rate of $400 million to $800 million annually through 2017, which will drive our long-term distribution growth.”
SMLP’s financial results for the fourth quarter and full year of 2014 were impacted by several charges in the fourth quarter of 2014 including:

•	a $54.2 million noncash goodwill impairment related to the Bison Midstream system;

•	a $5.5 million noncash long-lived asset impairment associated with a DFW Midstream compressor station project that was terminated and replaced with a pipeline looping project.

EX 99.1-1

Marcellus Shale Segment
The Mountaineer Midstream gathering system provides SMLP’s midstream services for the Marcellus Shale reportable segment. Segment adjusted EBITDA totaled $4.3 million for the fourth quarter of 2014, up 28.0% over the comparable period in 2013 primarily due to higher volume throughput across the Mountaineer Midstream system. Volume throughput on the Mountaineer Midstream system averaged 459 MMcf/d in the fourth quarter of 2014, up 133.0% over the fourth quarter of 2013, and up 10.3% over the third quarter of 2014. Volumes continued to increase during the fourth quarter of 2014 as Antero Resources Corp. (“Antero”) continued to actively drill and connect new wells upstream of the Mountaineer Midstream system and as new compressor stations were commissioned by third parties.
Williston Basin Segment
The Bison Midstream gathering system provides SMLP’s midstream services for the Williston Basin reportable segment. Segment adjusted EBITDA totaled $5.8 million for the fourth quarter of 2014, up 29.3% over the comparable period in 2013 primarily due to higher volume throughput across the Bison Midstream system, partially offset by lower commodity prices. Volume throughput on the Bison Midstream system averaged 22 MMcf/d in the fourth quarter of 2014, up 57.1% over the fourth quarter of 2013, and up 4.8% over the third quarter of 2014. Volume growth resulted primarily from the connection of new wells and the utilization of newly installed compression capacity. Declining crude oil, NGL and natural gas prices negatively impacted the margins associated with Bison Midstream’s percent-of-proceeds contracts during the fourth quarter of 2014.
SMLP acquired the Bison Midstream system from Summit Investments in June 2013 for $248.9 million. Because Bison Midstream was owned by Summit Investments, it was considered an entity under common control. Upon closing the Bison Drop Down in June 2013, SMLP recognized net assets of $303.2 million, the amount of Summit Investments’ historical cost, which included $54.2 million of goodwill.  In connection with the sharp decline in commodity prices since the fourth quarter of 2014, SMLP reassessed the carrying value of the Bison Midstream system, including goodwill, and compared that to its fair value, including goodwill. As a result of this evaluation, SMLP recognized a $54.2 million noncash goodwill impairment.
Barnett Shale Segment
The DFW Midstream gathering system provides SMLP’s midstream services for the Barnett Shale reportable segment. Segment adjusted EBITDA totaled $14.9 million for the fourth quarter of 2014, down 7.7% over the comparable period in 2013 primarily due to $1.0 million of lower fuel retainage revenue associated with the settlement of a system imbalance in 2014. Volume throughput on the DFW Midstream system averaged 372 MMcf/d in the fourth quarter of 2014, which was flat relative to the fourth quarter of 2013, and up 3.0% over the third quarter of 2014. Volume throughput was driven primarily by the contribution from the Lonestar assets which were acquired on September 30, 2014. In addition, during December 2014, customer production recommenced from several pad sites which had been temporarily shut-in for drilling and completion activities during most of 2014. Fourth quarter 2014 volume throughput growth was partially offset by a planned, two-day shut-down of DFW Midstream’s compressor stations for annual regulatory testing.
Piceance Basin Segment
The Legacy Grand River and Red Rock Gathering systems provide SMLP’s midstream services for the Piceance Basin reportable segment. Segment adjusted EBITDA totaled $27.5 million for the fourth quarter of 2014, up 11.3% over the comparable period in 2013 primarily due to higher volume throughput across the Red Rock Gathering system, offset by volume throughput declines from the Legacy Grand River system and direct commodity pricing related to the sale of condensate. Volume throughput for the Piceance Basin segment averaged 638 MMcf/d in the fourth quarter of 2014, down 0.6% from the fourth quarter of 2013 and down 4.3% from the third quarter of 2014. Volume throughput declines were primarily a result of Encana’s continued suspension of drilling activities in the Piceance Basin, which has been in effect since the fourth quarter of 2013. The majority of the gathering agreements for the Piceance Basin segment include MVCs, which largely mitigate the financial impact associated with declining volumes. As a result, the lower volume throughput during the fourth quarter of 2014 translated primarily into larger MVC shortfall payments, thereby minimizing the impact on adjusted EBITDA. In addition, volume growth from Red Rock Gathering’s customers continues to offset volume declines from the Legacy Grand River system. This shift in volume mix has translated into higher average gathering rates per Mcf.

EX 99.1-2

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Average daily throughput (MMcf/d):
Marcellus Shale (1)	459	197	382	87
Williston Basin (2)	22	14	18	14
Barnett Shale	372	370	358	391
Piceance Basin	638	642	660	646
Total average daily throughput	1,491	1,223	1,418	1,138

(1)	Mountaineer Midstream was acquired by SMLP on June 21, 2013. For the period beginning with SMLP’s ownership through December 31, 2013, average throughput was 165 MMcf/d.

(2)
Bison Midstream was acquired from an affiliate of Summit Investments in June 2013 and includes results for all periods in which common control existed, beginning in February 2013. For the period beginning with Summit Investments’ ownership through December 31, 2013, average throughput was 16 MMcf/d.

MVC Shortfall Payments
SMLP billed its customers $33.9 million of MVC shortfall payments in the fourth quarter of 2014 because those customers did not meet their MVCs. Certain of SMLP’s natural gas gathering agreements do not have credit banking mechanisms and as such, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that they are earned. For the fourth quarter of 2014, SMLP recognized $19.5 million of gathering revenue associated with MVC shortfall payments from certain customers on the Grand River and DFW Midstream systems. Of the billings for MVC shortfall payments, $13.9 million was recorded as deferred revenue on SMLP’s balance sheet because these customers have the ability to use these MVC shortfall payments to offset gathering fees related to future throughput in excess of future period MVCs. MVC shortfall payment adjustments in the fourth quarter of 2014 totaled ($21.1) million and included adjustments related to future anticipated shortfall payments from certain customers on the Grand River, Bison Midstream and DFW Midstream systems. The net impact of these mechanisms increased adjusted EBITDA by $12.3 million in the fourth quarter of 2014.

	Three months ended December 31, 2014
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue:
Marcellus Shale	$—	$—	$—	$—
Williston Basin	10,592	—	10,592	10,592
Barnett Shale	—	—	(233)	(233)
Piceance Basin	3,756	—	3,514	3,514
Total net change in deferred revenue	$14,348	$—	$13,873	$13,873

MVC shortfall payment adjustments:
Marcellus Shale	$—	$—	$—	$—
Williston Basin	—	—	(7,918)	(7,918)
Barnett Shale	367	367	457	824
Piceance Basin	19,139	19,139	(13,657)	5,482
Total MVC shortfall payment adjustments	$19,506	$19,506	$(21,118)	$(1,612)

Total	$33,854	$19,506	$(7,245)	$12,261

EX 99.1-3

	Year ended December 31, 2014
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue:
Marcellus Shale	$—	$—	$—	$—
Williston Basin	10,743	—	10,743	10,743
Barnett Shale	2,609	1,525	821	2,346
Piceance Basin	14,813	—	14,813	14,813
Total net change in deferred revenue	$28,165	$1,525	$26,377	$27,902

MVC shortfall payment adjustments:
Marcellus Shale	$1,742	$1,742	$—	$1,742
Williston Basin	—	—	—	—
Barnett Shale	495	495	(193)	302
Piceance Basin	20,462	20,462	381	20,843
Total MVC shortfall payment adjustments	$22,699	$22,699	$188	$22,887

Total	$50,864	$24,224	$26,565	$50,789
Capital Expenditures
For the three months ended December 31, 2014, SMLP recorded total capital expenditures of $24.2 million, including approximately $1.8 million of maintenance capital expenditures. For the year ended December 31, 2014, SMLP recorded total capital expenditures of $128.3 million, including approximately $15.9 million of maintenance capital expenditures.
Development activities during the fourth quarter of 2014 were related primarily to the ongoing expansion of compression capacity on the Bison Midstream system and pipeline construction projects to connect new receipt points on the Grand River, Bison Midstream and DFW Midstream systems.
Capital & Liquidity
As of December 31, 2014, SMLP had total liquidity (cash plus undrawn borrowing capacity under its $700.0 million revolving credit facility) of $518.4 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $808.0 million, total leverage (net debt divided by EBITDA) was approximately 3.9 to 1 as of December 31, 2014.
Revised 2015 Financial Guidance
Commodity prices have decreased by approximately 30% to 50% since SMLP announced its 2015 guidance in early November 2014. As a result, SMLP is revising its 2015 adjusted EBITDA guidance from $215.0 million to $230.0 million to a new range of $195.0 million to $210.0 million. This revised financial guidance reflects SMLP’s (i) direct exposure to current crude oil, NGL and natural gas commodity prices for the balance of 2015, and (ii) indirect exposure to current commodity prices, which we believe will lead to lower drilling activity upstream of SMLP’s gathering systems.
SMLP’s revised 2015 financial guidance excludes the effect of any third party acquisitions or potential drop down transactions with Summit Investments. SMLP is reaffirming its expectation of completing $400.0 million to $800.0 million of acquisitions from Summit Investments, annually through 2017.

EX 99.1-4

Quarterly Distribution
On January 22, 2015, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.56 per unit on all outstanding common and subordinated units, or $2.24 per unit on an annualized basis, for the quarter ended December 31, 2014. This distribution was paid on February 13, 2015 to unitholders of record as of the close of business on February 6, 2015. This was SMLP’s ninth consecutive quarterly distribution increase and represents an increase of $0.08 per unit, or 16.7%, over the distribution paid for the fourth quarter of 2013 and an increase of $0.02 per unit, or 3.7%, over the distribution paid for the third quarter of 2014.
Fourth Quarter & Full Year 2014 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, February 27, 2015, to discuss its quarterly and annual operating and financial results. Interested parties may participate in the call by dialing 847-619-6547 or toll-free 888-895-5271 and entering the passcode 38990823. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until March 13, 2015 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 38990823#. An archive of the conference call will also be available on SMLP’s website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus adjustments related to MVC shortfall payments, impairments and other noncash expenses or losses, less other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash interest paid, senior notes interest, cash taxes paid and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other unusual or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
Comparability Related to Drop Down Transactions and Acquisitions
With respect to drop down transactions and third-party acquisitions, SMLP’s historical results of operations may not be comparable to its future results of operations for the reasons described below:

•
SMLP acquired Red Rock Gathering from a subsidiary of Summit Investments in March 2014. SMLP accounted for the Red Rock Drop Down on an "as-if pooled" basis because the transaction was executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting and the results of operations of Red Rock Gathering since October 23, 2012 as if SMLP had owned and operated during the common control period;

•
SMLP acquired Bison Midstream from a subsidiary of Summit Investments in June 2013. SMLP accounted for the Bison Drop Down on an "as-if pooled" basis because the transaction was executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting and the results of operations of Bison Midstream since February 16, 2013 as if SMLP had owned and operated during the common control period;

•	SMLP’s consolidated financial statements reflect the results of operations of Mountaineer Midstream since June 22, 2013.

About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and

EX 99.1-5

processing services pursuant to primarily long-term and fee-based natural gas gathering and processing agreements with customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,300 miles of pipeline and over 250,000 horsepower of compression. SMLP is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 49.5% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale in North Dakota, the DJ Niobrara Shale in Colorado, and the Utica Shale in Ohio. Summit Investments also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2013 Annual Report on Form 10-K as updated by our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2014 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-6

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$26,428	$20,357
Accounts receivable	83,612	67,877
Other current assets	3,289	4,741
Total current assets	113,329	92,975
Property, plant and equipment, net	1,235,652	1,158,081
Intangible assets, net	466,866	502,177
Goodwill	61,689	115,888
Other noncurrent assets	17,338	14,618
Total assets	$1,894,874	$1,883,739

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$12,852	$25,117
Due to affiliate	2,711	653
Deferred revenue	2,377	1,555
Ad valorem taxes payable	8,717	8,375
Accrued interest	18,858	12,144
Other current liabilities	11,939	11,729
Total current liabilities	57,454	59,573
Long-term debt	808,000	586,000
Noncurrent liability, net	5,577	6,374
Deferred revenue	55,239	29,683
Other noncurrent liabilities	1,715	372
Total liabilities	927,985	682,002

Common limited partner capital	649,060	566,532
Subordinated limited partner capital	293,153	379,287
General partner interests	24,676	23,324
Summit Investments' equity in contributed subsidiaries	—	232,594
Total partners' capital	966,889	1,201,737
Total liabilities and partners' capital	$1,894,874	$1,883,739

EX 99.1-7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and other fees	$74,554	$57,262	$235,033	$205,346
Natural gas, NGLs and condensate sales and other	20,355	26,431	96,597	88,606
Amortization of favorable and unfavorable contracts	(251)	(238)	(944)	(1,032)
Total revenues	94,658	83,455	330,686	292,920

Costs and expenses:
Cost of natural gas and NGLs	12,004	9,016	58,094	44,233
Operation and maintenance	18,765	17,358	76,272	72,465
General and administrative	9,103	7,624	34,017	30,105
Transaction costs	55	221	730	2,841
Depreciation and amortization	21,832	20,761	82,990	69,962
Loss on asset sales, net	436	—	442	113
Goodwill impairment	54,199	—	54,199	—
Long-lived asset impairment	5,505	—	5,505	—
Total costs and expenses	121,899	54,980	312,249	219,719
Other income	1,186	2	1,189	5
Interest expense	(11,655)	(7,333)	(40,159)	(19,173)
(Loss) income before income taxes	(37,710)	21,144	(20,533)	54,033
Income tax benefit (expense)	24	(150)	(631)	(729)
Net (loss) income	$(37,686)	$20,994	$(21,164)	$53,304
Less: net income attributable to Summit Investments	—	4,649	2,828	9,720
Net (loss) income attributable to SMLP	(37,686)	16,345	(23,992)	43,584
Less: net (loss) income attributable to general partner, including IDRs	689	490	3,125	1,035
Net (loss) income attributable to limited partners	$(38,375)	$15,855	$(27,117)	$42,549

(Loss) earnings per limited partner unit:
Common unit – basic	$(0.65)	$0.30	$(0.49)	$0.86
Common unit – diluted	$(0.65)	$0.29	$(0.49)	$0.86
Subordinated unit – basic and diluted	$(0.65)	$0.30	$(0.44)	$0.79

Weighted-average limited partner units outstanding:
Common units – basic	34,425	29,080	33,311	26,951
Common units – diluted	34,425	29,259	33,311	27,101
Subordinated units – basic and diluted	24,410	24,410	24,410	24,410

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended December 31,			Year ended December 31,
	2014		2013	2014		2013
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$(3,973)		$49,474	$103,556		$144,195
Adjusted EBITDA (1)	48,934		46,940	193,778		164,839
Capital expenditures	24,179		34,180	128,325		109,376
Acquisitions of gathering systems (2)	—		—	315,872		458,914
Distributable cash flow (1)	35,616		34,937	139,611		128,141
Adjusted distributable cash flow	35,148		35,158	140,711		130,982
Distributions declared	35,093		26,366	130,951		96,137
Distribution coverage ratio (3)	1.00	x	*	1.07	x	*

Operating data:
Miles of pipeline (end of period)	2,348		2,283	2,348		2,283
Aggregate average throughput (MMcf/d)	1,491		1,223	1,418		1,138
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual expenses are settled in cash.
(2) Reflects cash paid and value of units issued, if any, to fund acquisitions.
(3) Distribution coverage ratio calculation for the three months ended December 31, 2014 is based on distributions in respect of the fourth quarter of 2014. Distribution coverage ratio calculation for the year ended December 31, 2014 is based on distributions in respect of the first, second, third and fourth quarters of 2014.

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

Three months ended December 31,	Year ended December 31,
2014	2013	2014	2013
(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net (loss) income	$(37,686)	$20,994	$(21,164)	$53,304
Add:
Interest expense	11,655	7,333	40,159	19,173
Income tax (benefit) expense	(24)	150	631	729
Depreciation and amortization	21,832	20,761	82,990	69,962
Amortization of favorable and unfavorable contracts	251	238	944	1,032
Less:
Interest income	1	2	4	5
EBITDA	$(3,973)	$49,474	$103,556	$144,195
Add:
Adjustments related to MVC shortfall payments (1)	(7,245)	(3,686)	26,565	17,025
Unit-based compensation	1,197	1,152	4,696	3,506
Loss on asset sales, net	436	—	442	113
Goodwill impairment (2)	54,199	—	54,199	—
Long-lived asset impairment (3)	5,505	—	5,505	—
Less:
Impact of purchase price adjustment (4)	1,185	—	1,185	—
Adjusted EBITDA	$48,934	$46,940	$193,778	$164,839
Add:
Cash interest received	1	2	4	5
Less:
Cash interest paid	1,745	2,468	31,524	9,016
Senior notes interest (5)	9,750	5,625	6,733	12,125
Cash taxes paid	—	—	—	660
Maintenance capital expenditures	1,824	3,912	15,914	14,902
Distributable cash flow	$35,616	$34,937	$139,611	$128,141
Add:
Transaction costs	55	221	730	2,841
Regulatory compliance costs (6)	898	—	1,536	—
Less:
Ad valorem tax adjustment (7)	255	—	—	—
Write off of working capital adjustment (8)	1,166	—	1,166	—
Adjusted distributable cash flow	$35,148	$35,158	$140,711	$130,982

Distributions declared	$35,093	$26,366	$130,951	$96,137

Distribution coverage ratio	1.00	x	*	1.07	x	*
__________
* Not considered meaningful

EX 99.1-10

(1) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(2) In connection with the decline in commodity prices during the fourth quarter of 2014, we reevaluated the carrying value, including goodwill, of the Bison Midstream gathering system and recognized a goodwill impairment for the decline in the fair value of the underlying reporting unit relative to its carrying value.
(3) During the fourth quarter of 2014, we reviewed certain property, plant and equipment balances associated with a DFW Midstream compressor station project that was terminated and replaced with a pipeline looping project. As a result, we wrote off approximately $5.5 million of costs. The impact of this write off is reflected in long-lived asset impairment.
(4) During the fourth quarter of 2014, we identified and wrote off certain balances previously recognized in connection with the purchase accounting for the Legacy Grand River system. This write off was recognized as a $1.2 million increase to other income.
(5) Senior notes interest represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(6) We incurred expenses associated with our adoption of the 2013 Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred beyond 2014.
(7) In the fourth quarter of 2014, we adjusted our estimate for ad valorem property taxes for 2014. This adjustment resulted in a reduction to property tax expense of $0.3 million for the three months ended December 31, 2014.
(8) During the fourth quarter of 2014, we identified and wrote off the balance associated with a working capital adjustment received after the purchase accounting measurement period closed for Summit Investments' acquisition of Red Rock Gathering. This write off was recognized as a $1.2 million increase to gathering services and other fees.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO ADJUSTED EBITDA

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(In thousands)
Segment adjusted EBITDA:
Marcellus Shale	$4,264	$3,332	$15,940	$6,333
Williston Basin	5,822	4,501	20,422	16,865
Barnett Shale	14,920	16,171	60,528	69,473
Piceance Basin	27,458	24,661	107,953	80,941
Total reportable segment adjusted EBITDA	52,464	48,665	204,843	173,612
Allocated corporate expenses	(3,530)	(1,725)	(11,065)	(8,773)
Adjusted EBITDA	$48,934	$46,940	$193,778	$164,839

Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-12